Exhibit 99.1

Hunt Companies Finance Trust, Inc. Announces Third Quarter 2018 Preferred Stock Dividend

NEW YORK, July 3, 2018 /PRNewswire/ -- Hunt Companies Finance Trust, Inc. (NYSE: HCFT) ("we" or "the Company") today announced that on July 2, 2018, in accordance with the terms of the 8.75% Cumulative Redeemable Preferred Stock ("Series A Preferred Stock"), the board of directors declared monthly cash dividend rates for the third quarter of 2018 of $0.1823 per share of Series A Preferred Stock.

Third Quarter 2018 Series A Preferred Stock Dividends

Month	Dividend	Record Date	Payment Date

July 2018	$0.1823	July 16, 2018	July 27, 2018

August 2018	$0.1823	August 15, 2018	August 27, 2018

September 2018	$0.1823	September 17, 2017	September 27, 2017

Hunt Companies Finance Trust, Inc.

Hunt Companies Finance Trust, Inc. is a real estate investment trust (REIT) focused with its subsidiaries on investing on a leveraged basis in the commercial real estate mortgage space. The Company's objective remains to deliver attractive cash flow returns over time to its investors.

Hunt Companies Finance Trust, Inc. is externally managed and advised by Hunt Investment Management, LLC. More information regarding Hunt Investment Management is described in its brochure (Part 2A of Form ADV) available at www.adviserinfo.sec.gov.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the U.S. securities laws that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of the Company's business, financial condition, liquidity, results of operations, plans and objectives. You can identify forward-looking statements by use of words such as "believe," "expect," "anticipate," "estimate," "plan," "continue," "intend," "should," "may" or similar expressions or other comparable terms, or by discussions of strategy, plans or intentions. Statements regarding the following subjects, among others, may be forward-looking: the return on equity; the yield on investments; the ability to borrow to finance assets; and risks associated with investing in real estate assets, including changes in business conditions, interest rates, the general economy and political conditions and related matters. Forward-looking statements are based on the Company's beliefs, assumptions and expectations of its future performance, taking into account all information currently available to the Company. Actual results may differ from expectations, estimates and projections and, consequently, you should not rely on these forward looking statements as predictions of future events. Forward-looking statements are subject to substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the Company's control. Additional information concerning these and other risk factors are contained in the Company's most recent filings with the Securities and Exchange Commission, which are available on the Securities and Exchange Commission's website at www.sec.gov.

All subsequent written and oral forward-looking statements that the Company makes, or that are attributable to the Company, are expressly qualified in their entirety by this cautionary notice. Any forward-looking statement speaks only as of the date on which it is made. Except as required by law, the Company is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: David Oston, Chief Financial Officer, Hunt Companies Finance Trust, Inc. (212) 588-2049